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                                                       CHRISTOPHER J. KEARNS
                                                       858 550-6049
                                                       ckearns@cooley.com


August 17, 2000


Hot Topic, Inc.
18305 E. San Jose Avenue
City of Industry, California 91748

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the filing by Hot Topic, Inc. (the "Company") of a Registration Statement on Form S-8 (the "Registration Statement") with the Securities and Exchange Commission covering the offering of up to 950,000 shares of the Company's Common Stock, $.001 par value, (the "Shares") pursuant to its 1996 Equity Incentive Plan (the "Plan") including 114,171 shares issuable pursuant to outstanding stock options under the Plan and 835,829 additional shares available for grant under the Plan.

In connection with this opinion, we have examined the Registration Statement, the Plan, your Certificate of Incorporation and By-laws, as amended, and such other documents, records, certificates, memoranda and other instruments as we deem necessary as a basis for this opinion. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof, and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when sold and issued in accordance with the Registration Statement, the Plan and the options granted thereunder, will be validly issued, fully paid, and nonassessable (except as to shares that may be issued pursuant to deferred payment arrangements, if any, which will be fully paid and nonassessable when such deferred payments are made in full).

We consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

COOLEY GODWARD LLP


/S/ Christopher J. Kearns
-------------------------
Christopher J. Kearns